                                                Exhibit 99.1
JELD-WEN Reports Fourth Quarter Results and Establishes 2023 Guidance
Full Year 2022 Revenue Increased 7.5%
February 21, 2023
Charlotte, N.C. - JELD-WEN Holding, Inc. (NYSE: JELD) (“JELD-WEN” or the “Company”) today announced results for the quarter and year ended December 31, 2022. Comparability is to the same period in the prior year, unless otherwise noted.
Fourth Quarter Highlights
•Net revenue of $1,331.4 million increased 3.5% in the fourth quarter driven by 9% Core Revenue growth. Core Revenue growth included (+12%) price realization driven by continuing cost inflation and (-3%) lower volume/mix.
•Net income was $33.6 million or $0.40 per share, compared to net income of $42.1 million or $0.45 per share during the same quarter a year ago. Net income includes net after-tax charges of $5.9 million or $0.07 per share, compared to net after-tax charges of $7.0 million or $0.08 per share during the same quarter a year ago. A further reconciliation of these charges for both periods can be found in the tables at the end of this release.
•Adjusted EPS was $0.47, compared to Adjusted EPS of $0.53 in the same quarter a year ago. Adjusted Net Income and Adjusted EPS for the quarter ended December 31, 2021 have been revised to conform to current period presentation and revise the adjusted tax impact.
•Adjusted EBITDA was $99.6 million, compared to $120.1 million during the same quarter a year ago. Adjusted EBITDA margins contracted by 180 basis points year-over-year to 7.5%.
Full Year Highlights
•Net revenue of $5,129.2 million increased 7.5% driven by 12% Core Revenue growth. Core Revenue growth included (+13%) price realization mostly related to significant cost inflation, slightly offset by a decrease in volume/mix (-1%).
•Net income was $45.7 million or $0.53 per share, compared to net income of $168.8 million or $1.72 per share a year ago. Net income includes net after-tax charges of $100.8 million or $1.15 per share, due to a goodwill impairment and various other items. This compares to net after-tax charges of $28.9 million or $0.29 per share during the prior year. A further reconciliation of these charges for both periods can be found in the tables at the end of this release.
•Adjusted EPS was $1.68, compared to Adjusted EPS of $2.01 in the prior year. Adjusted Net Income and Adjusted EPS for the first three quarters of 2022 and the full year ended December 31, 2021 have been revised to conform to current period presentation and revise the adjusted tax impact.
•Full year results exceeded the high end of the Company's most recent 2022 guidance range as Adjusted EBITDA was $422.2 million, compared to $465.1 million in the prior year. Full year Adjusted EBITDA margins contracted 150 basis points to 8.2%.
2023 Full-Year Guidance
•Net revenue of $4.5 billion to $4.9 billion
•Adjusted EBITDA in a range of $360 million to $400 million
“Our team continued to take decisive actions in the fourth quarter to improve execution and address our cost structure, while staying focused on safety and quality in all that we do,” said Chief Executive Officer, William J. Christensen. “I want to thank our global associates for their commitment to serving customers in 2022 amidst significant change and a challenging macroeconomic backdrop.”

Christensen continued, “As we look ahead in 2023, we expect softening demand in most of our end markets. We are taking a two-pronged approach to streamline and strengthen JELD-WEN to improve short-term financial performance while positioning the company for longer-term success. We are focused on expanding our margins and increasing our cash flow generation by reducing our cost structure through operational efficiencies and rationalizing our global footprint. At the same time, we have formalized workstreams to deliver long-term profitable growth by optimizing our production network and investing in products and services to better serve customers.”
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Fourth Quarter 2022 Results
Net revenue for the three months ended December 31, 2022 increased $44.4 million, or 3.5%, to $1,331.4 million, compared to $1,286.9 million for the same period last year. The increase in net revenue was driven by 9% Core Revenue growth, partially offset by a 5% adverse foreign exchange impact. Core Revenue growth was driven by price realization (+12%) mostly related to continuing cost inflation partially offset by lower volume/mix (-3%).
Net income was $33.6 million in the fourth quarter, compared to net income of $42.1 million in the same period last year, a decrease of $8.5 million. Despite positive price/cost results, the decrease in net income was largely due to higher SG&A expense and lower volume/mix. Adjusted Net Income for the fourth quarter decreased $9.5 million, to $39.5 million, compared to $49.0 million in the same period last year.
Earnings per share (“EPS”) for the fourth quarter was $0.40, compared to EPS of $0.45 for the same quarter last year. Adjusted EPS for the fourth quarter was $0.47 compared to Adjusted EPS of $0.53 in the same quarter last year.
Adjusted EBITDA decreased $20.5 million, to $99.6 million, compared to the same quarter last year. Adjusted EBITDA margin contracted 180 basis points to 7.5%, as positive price/cost was more than offset by higher SG&A expense.
On a segment basis for the fourth quarter of 2022, compared to the same period last year:
•North America - Net revenue increased $90.1 million, or 11.7%, to $862.8 million, driven by a 13% increase in Core Revenue which was higher due to price realization (+13%). Net income increased $15.9 million to $71.7 million. Adjusted EBITDA increased $6.2 million to $87.0 million, while Adjusted EBITDA margin contracted 40 basis points to 10.1%.
•Europe - Net revenue decreased $43.4 million, or (12.1%), to $316.2 million, due to a 13% adverse impact from foreign exchange, slightly offset by a 1% increase in Core Revenue. Core Revenue increased due to price realization (+11%), mostly offset by lower volume/mix (-10%). Net income decreased $15.0 million to $0.4 million. Adjusted EBITDA decreased $13.4 million to $21.5 million, while Adjusted EBITDA margin contracted 290 basis points to 6.8%.
•Australasia - Net revenue decreased $2.2 million, or (1.4)%, to $152.4 million, due to a 10% increase in Core Revenue, more than offset by an 11% negative impact from foreign exchange. Core Revenue increased due to price realization (+10%). Net income decreased $5.8 million to $7.4 million. Adjusted EBITDA decreased $3.3 million to $19.4 million, while Adjusted EBITDA margin contracted 200 basis points to 12.7%.
Full Year 2022 Results
Net revenue for the full year ended December 31, 2022 increased $357.5 million, or 7.5%, to $5,129.2 million, compared to $4,771.7 million for prior year. The increase in net revenue was driven by 12% Core Revenue growth, partially offset by a 5% adverse foreign exchange impact. Core Revenue growth was driven by price realization (+13%) mostly related to significant cost inflation slightly offset by reductions in volume/mix (-1%).
Net income was $45.7 million in the full year compared to net income of $168.8 million in the same period last year, a decrease of $123.1 million. Despite improved productivity and higher Other Income, net income was lower mostly due to higher SG&A expenses and a third quarter goodwill impairment charge in the Europe segment.
Net income per share for the full year was $0.53 compared to EPS of $1.72 for the same period last year. Adjusted EPS was $1.68 compared to Adjusted EPS of $2.01 in the same period a year ago.
Adjusted EBITDA decreased $42.9 million, to $422.2 million compared to the same period last year. Adjusted EBITDA margin decreased 150 basis points to 8.2% primarily as improved productivity was more than offset by higher SG&A expenses and lower volume/mix.
On a segment basis for the full year 2022, compared to the prior year:
•North America - Net revenue increased $430.1 million, or 15.2%, to $3,259.4 million, due to a 15% increase in Core Revenue. Core Revenue increased due to price realization (+14%) and positive volume/mix (+1%). Net income increased $4.6 million to $260.6 million. Adjusted EBITDA remained stable at $352.9 million, while Adjusted EBITDA margin contracted 170 basis points to 10.8%.
•Europe - Net revenue decreased $68.0 million, or (5.0%), to $1,284.5 million, due to a 12% adverse impact from foreign exchange, partially offset by a 7% increase in Core Revenue. Core Revenue increased due to price realization (+11%), partially offset by lower volume/mix (-4%). Net income decreased $117.4 million to a net loss of $50.8 million. Adjusted EBITDA decreased $53.0 million to $74.3 million, while Adjusted EBITDA margin contracted 360 basis points to 5.8%.
Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

•Australasia - Net revenue decreased $4.7 million, or 0.8%, to $585.4 million, due to a 7% increase in Core Revenue, offset by an 8% negative impact from foreign exchange. Core Revenue increased due to price realization (+8%) slightly offset by reduced volume/mix (-1%). Net income decreased $6.8 million to $25.4 million. Adjusted EBITDA decreased $5.9 million to $65.6 million, while Adjusted EBITDA margin contracted 90 basis points to 11.2%.
Cash Flow and Balance Sheet
Net cash flow from operations was $30.3 million during the full year 2022, a $145.3 million decline compared to net cash flow from operations of $175.7 million during the same period a year ago. Full year net income declined $123.1 million year-over-year including a $54.9 million non-cash goodwill impairment charge in the Company’s Europe segment. Net working capital consumed $234.5 million in 2022, $165.6 million increased cash use compared to the prior year, mostly driven by timing and amounts of year-end accounts payable balances. Partially offsetting these negative impacts to 2022 cash flow was an approximately $110 million improvement in changes in accrued expenses due to prior year payment of legal settlements.
Capital expenditures in 2022 declined by $7.5 million to $92.2 million from $99.7 million in 2021.
Free Cash Flow used in 2022 was $61.9 million, compared to Free Cash Flow generated of $76.0 million in 2021. This $137.9 million decline reflects the decrease in net cash flow from operations and slightly lower capital expenditures.
Total liquidity, including cash and cash equivalents and undrawn committed credit facilities, was $645.5 million as of December 31, 2022, compared to total liquidity of $837.8 million as of December 31, 2021. The decrease in total liquidity was primarily due to cash utilized for increased working capital investments, share repurchases and lower net income.
Full Year 2023 Guidance
The Company expects 2023 net revenue of $4.5 to $4.9 billion which reflects a low double digit decline in volume/mix across its portfolio of products and geographies. Core Revenues are forecasted to be down 4-8% as carry-forward price realization partially offsets lower market demand.
Further, the Company expects 2023 Adjusted EBITDA to be within the range of $360 to $400 million driven by lower year-over-year volumes and the non-recurrence of certain Other Income items partially offset by improved productivity and cost reductions.
Capital expenditures are forecasted to be slightly higher year-over-year with approximately half focused on productivity activities and the other half spent on maintenance.
Although the Company believes the assumptions reflected in the range of guidance are reasonable, actual results could vary substantially given the uncertainty regarding the future performance of the global economy, the continuing conflict in Ukraine, ongoing disruptions in global supply chains, and potential changes in raw material prices and other costs as well as other risks and uncertainties, including those described below. In addition the guidance ranges provided for 2023 do not include the impact of potential acquisitions or divestitures and assume no new COVID-19 lockdowns or restrictions, which could unfavorably impact our operations, labor availability, and supply chain continuity.
Conference Call Information
JELD-WEN management will host a conference call on February 21, 2023, at 8 a.m. ET, to discuss the Company’s financial results. Interested investors and other parties can access the call either via webcast by visiting the Investor Relations section of the Company's website at https://investors.jeld-wen.com, or by dialing 888-330-2446 from the United States or +1-240-789-2732 internationally and using ID 1285715. A slide presentation highlighting the Company’s results will also be available on the Investor Relations section of the Company’s website.
For those unable to listen to the live event, a webcast replay will be available approximately two hours following completion of the call. To learn more about JELD-WEN, please visit the company’s website at https://investors.jeld-wen.com.
About JELD-WEN
Headquartered in Charlotte, N.C., JELD-WEN is a leading global manufacturer of high-performance interior and exterior building products, offering one of the broadest selections of windows, interior and exterior doors, and wall systems. JELD-WEN delivers a differentiated customer experience, providing construction professionals with durable, energy-efficient products and labor-saving services that help them maximize productivity and create beautiful, secure spaces for all to enjoy. The JELD-WEN team is committed to creating safe, sustainable environments for customers, associates, and local communities. The JELD-WEN family of brands includes JELD-WEN® worldwide; LaCantina™ and VPI™ in North America; Swedoor® and DANA® in Europe; and Corinthian®, Stegbar®, and Breezway® in Australia. Visit jeld-wen.com for more information.

Note: See "Non-GAAP Financial Information" section for definitions and reconciliation of non-GAAP financial measures.

Investor Relations Contact:
James Armstrong
Vice President, Investor Relations
704-378-5731
jarmstrong@jeldwen.com

Media Contact:
Caryn Klebba
Head of Global Public Relations
704-807-1275
mediana@jeldwen.com

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identified by the use of forward-looking terminology, including the terms “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “likely,” “may,” “plan,” “possible,” “potential,” “predict,” “project,” “should,” “target,” “will,” “would” and, in each case, their negative or other various or comparable terminology. All statements other than statements of historical facts or forward-looking statements, including statements regarding our business strategies and ability to execute on our plans, market potential, future financial performance, customer demand, the potential of our categories, brands and innovations, the impact of our footprint rationalization and modernization program, the impact of acquisitions and divestitures on our business and our ability to maximize value and integrate operations, our pipeline of productivity projects, the estimated impact of tax reform on our results, litigation outcomes, and our expectations, beliefs, plans, objectives, prospects, assumptions, or other future events, all of which involve risks and uncertainties that could cause actual results to differ materially. For a discussion of these risks and uncertainties, please refer to our Annual Report on Form 10-K for the year ended December 31, 2021, Quarterly Reports on Form 10-Q filed in 2022 and our other filings with the Securities and Exchange Commission.

The forward-looking statements included in this release are made as of the date hereof, and we undertake no obligation to update any forward-looking statements, except as required by law.
Non-GAAP Financial Information
This press release presents certain “non-GAAP” financial measures, including Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted EPS, Free Cash Flow, and Net Debt Leverage. The components of these non-GAAP measures are computed by using amounts that are determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). A reconciliation of non-GAAP financial measures used in this press release to their nearest comparable GAAP financial measures is included in the tables at the end of this press release. The company provides certain guidance solely on a non-GAAP basis because the company cannot predict certain elements that are included in certain reported GAAP results. While management is not able to provide a reconciliation of items for forward-looking non-GAAP measures without unreasonable effort, management bases the estimated ranges of non-GAAP measures for future periods on its reasonable estimates of certain items such as assumed effective tax rate, assumed interest expense, and other assumptions about capital requirements for future periods. The variability of these items may have a significant impact on our future GAAP results.

We use Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted EPS because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance. Management believes Adjusted EBITDA and Adjusted EBITDA margin are helpful in highlighting trends because they exclude certain items outside the control of management, while other measures can differ significantly depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which we operate, and capital investments. We use Adjusted EBITDA and Adjusted EBITDA margin to measure our financial performance in reporting our results to our board of directors. Further, our executive incentive compensation is based in part on Adjusted EBITDA. In addition, we use Adjusted EBITDA as the basis in calculating compliance with our debt covenants in certain of our debt facilities. Adjusted EBITDA should not be considered as an alternative to net income as a measure of financial performance or to cash flows from operations as a liquidity measure.

We define Adjusted EBITDA as net income (loss), adjusted for the following items: (income) loss from discontinued operations, net of tax; income tax (benefit) expense; depreciation and amortization; interest expense, net; restructuring and asset related charges; net (gain) loss on sale of property and equipment; share-based compensation expense; non-cash foreign exchange transaction/translation (income) loss; and other items.

Adjusted Net Income represents net income adjusted for certain items as presented in our reconciliation of non-GAAP financial measures, including the after-tax impact of i) non-recurring net legal and professional expenses and settlements, primarily related to litigation, M&A evaluations and strategic transformation and initiatives, ii) restructuring and asset related charges, net, iii) non-recurring expenses associated with facility closures, consolidation, and other related costs and adjustments, iv) net (gain) loss on sale of property and equipment, v) share-based compensation expense vi) non-cash foreign exchange transaction/translation (income) loss and vii) other non-recurring expenses. Where applicable, the specifically identified items are tax effected at the statutory tax rate and tax expense is adjusted to remove the effect of discrete tax items.

Adjusted EPS represents net income per diluted share adjusted to exclude the estimated per share impact of the same specifically identified items used to calculate Adjusted EBITDA as described above.

We present several financial metrics in “Core” terms, which exclude the impact of foreign exchange, acquisitions and divestitures completed in the last twelve months. We define Core Revenue as net revenue excluding the impact of foreign exchange, and acquisitions and divestitures completed in the last twelve months. The use of "Core" metrics assists management, investors, and analysts in understanding the organic performance of the operations.

We present Free Cash Flow because we believe they assist investors and analysts in determining the quality of our earnings. Free Cash Flow is defined as net cash provided by (used in) operating activities less capital expenditures (including purchases of intangible assets). Free Cash Flow should not be considered alternatives to net cash provided by (used in) operating activities as a liquidity measure. We also present net debt leverage because it is a key financial metric that is used by management to assess the balance sheet risk of the company. We define Net Debt Leverage as Net Debt (total principal debt outstanding less unrestricted cash) divided by Adjusted EBITDA for the last twelve month period.

Other companies may compute these measures differently. Non-GAAP metrics should not be considered as alternatives to any other measures derived in accordance with GAAP.

Due to rounding, numbers presented throughout this release may not sum precisely to the totals provided and percentages may not precisely reflect the absolute figures.

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2022	December 31, 2021	% Variance
Net revenues	$1,331.4	$1,286.9	3.5%
Cost of sales	1,086.2	1,067.6	1.7%
Gross margin	245.2	219.3	11.8%
Selling, general and administrative	200.2	150.9	32.7%
Restructuring and asset related charges, net	6.4	0.3	NM
Operating income	38.6	68.2	(43.4)%
Interest expense, net	22.3	20.9	7.1%
Other income, net	(19.0)	(0.6)	NM
Income before taxes	35.2	47.9	(26.4)%
Income tax expense	1.6	5.8	(72.1)%
Net income	$33.6	$42.1	(20.1)%
Diluted Net Income Per Share	$0.40	$0.45
Diluted Shares	84,764,179	92,830,899
Other financial data:
Adjusted EBITDA(1)	$99.6	$120.1	(17.1)%
Adjusted EBITDA margin(1)	7.5%	9.3%
(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Consolidated Statements of Operations (Unaudited)
(In millions)

	Year Ended
	December 31, 2022	December 31, 2021	% Variance
Net revenues	$5,129.2	$4,771.7	7.5%
Cost of sales	4,183.8	3,796.5	10.2%
Gross margin	945.4	975.3	(3.1)%
Selling, general and administrative	766.1	704.9	8.7%
Goodwill impairment	54.9	—	100.0%
Restructuring and asset related charges, net	18.2	3.0	NM
Operating income	106.2	267.4	(60.3)%
Interest expense, net	82.1	77.6	5.8%
Other income, net	(54.9)	(14.5)	NM
Income before taxes	79.0	204.4	(61.3)%
Income tax expense	33.3	35.5	(6.3)%
Net income	$45.7	$168.8	(72.9)%
Diluted Net Income Per Share	$0.53	$1.72
Diluted Shares	87,075,176	98,371,142
Other financial data:
Adjusted EBITDA(1)	$422.2	$465.1	(9.2)%
Adjusted EBITDA margin(1)	8.2%	9.7%
(1)Adjusted EBITDA and Adjusted EBITDA margin are financial measures that are not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA and Adjusted EBITDA margin, see above under the heading “Non-GAAP Financial Information.”

JELD-WEN Holding, Inc.
Selected Financial Data (Unaudited)
(In millions)

	December 31, 2022	December 31, 2021
Consolidated balance sheet data:
Cash and cash equivalents	$219.4	$395.6
Accounts receivable, net	603.7	552.0
Inventories	666.5	616.0
Total current assets	1,695.6	1,739.9
Total assets	3,501.4	3,738.7
Accounts payable	320.7	418.8
Total current liabilities	786.6	888.9
Total debt	1,747.6	1,706.3
Total shareholders’ equity	723.5	842.2

	Year Ended
Consolidated statement of cash flows data:	December 31, 2022	December 31, 2021
Net cash flow provided by (used in):
Operating activities	$30.3	$175.7
Investing activities	(67.0)	(92.4)
Financing activities	(120.0)	(401.2)

JELD-WEN Holding, Inc.
Reconciliation of Non-GAAP Financial Measures (Unaudited)
(In millions)

	Three Months Ended		Year Ended
(amounts in millions)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$33.6	$42.1	$45.7	$168.8
Income tax expense	1.6	5.8	33.3	35.5
Depreciation and amortization	34.1	33.9	131.8	137.2
Interest expense, net	22.3	20.9	82.1	77.6
Goodwill impairment	—	—	54.9	—
Restructuring and asset related charges, net (1)	6.4	0.3	18.2	3.0
Net (gain) loss on sale of property and equipment	(8.3)	1.1	(8.1)	2.0
Share-based compensation expense	5.2	(0.5)	16.2	20.2
Non-cash foreign exchange transaction/translation loss (income)	6.6	2.5	14.5	(13.8)
Other items (1) (2)	(2.0)	14.0	33.5	34.5
Adjusted EBITDA	$99.6	$120.1	$422.2	$465.1
(1)Prior period information in the table above has been reclassified to conform to current period presentation.
(2)Other non-recurring items not core to ongoing business activity include: (i) in the three months ended December 31, 2022 (1) $5.0 in facility closure, consolidation, and other related costs and adjustments, (2) $(3.7) in net legal and professional expenses and settlements, primarily relating to litigation, M&A evaluations, and strategic transformation initiatives, including $(10.5) of income resulting from a legal settlement, and (3) $(2.0) relating to a credit received for overpayments of utility expenses; (ii) in the three months ended December 31, 2021 (1) $4.2 in compensation and non-income taxes associated with exercises of legacy equity awards, (2) $4.1 in legal and professional expenses relating primarily to litigation (3) $3.5 in expenses related to environmental matters, and (4) $1.3 in expenses related to fire damage and downtime at one of our facilities; (iii) in the year ended December 31, 2022 (1) $20.0 in facility closure, consolidation, and other related costs and adjustments, (2) $10.8 in net legal and professional expenses and settlements, primarily relating to litigation, M&A evaluations, and strategic transformation initiatives, including $(10.5) of income resulting from a legal settlement, (3) $3.3 relating primarily to exit costs for executives, and (4) $(2.0) relating to a credit received for overpayments of utility expenses; (iv) in the year ended December 31, 2021 (1) $19.8 in legal and professional expenses, relating primarily to litigation, (2) $4.2 in compensation and non-income taxes associated with exercises of legacy equity awards, (3) $3.8 in expenses related to environmental matters, (4) $3.6 in facility closure, consolidation, startup, and other related costs, (5) $1.3 in costs relating to debt restructuring and debt refinancing, (6) $1.3 in expenses related to fire damage and downtime at one of our facilities.

	Three Months Ended		Year Ended
(amounts in millions, except share and per share data)	December 31, 2022	December 31, 2021	December 31, 2022	December 31, 2021
Net income	$33.6	$42.1	$45.7	$168.8
Net legal and professional expenses and settlements	(3.7)	4.1	10.8	19.8
Goodwill impairment	—	—	54.9	—
Restructuring and asset related charges, net(1)	6.4	0.3	18.2	3.0
Facility closure, consolidation, and other related costs and adjustments	5.0	0.9	20.0	3.6
Net (gain) loss on sale of property and equipment	(8.3)	1.1	(8.1)	2.0
Share-based compensation expense	5.2	(0.5)	16.2	20.2
Non-cash foreign exchange transactions/translation loss (income)	6.6	2.5	14.5	(13.8)
Other items(1)(2)	(3.3)	9.1	2.7	11.1
Adjusted tax impact(3)	(2.0)	(10.5)	(28.4)	(17.0)
Adjusted Net Income(4)	$39.5	$49.0	$146.6	$197.7

Diluted net income per share	$0.40	$0.45	$0.53	$1.72
Net legal and professional expenses and settlements	(0.04)	0.04	0.12	0.20
Goodwill impairment	—	—	0.63	—
Restructuring and asset related charges, net(1)	0.07	—	0.21	0.03
Facility closure, consolidation, and other related costs and adjustments	0.06	0.01	0.23	0.04
Net (gain) loss on sale of property and equipment	(0.10)	0.01	(0.09)	0.02
Share-based compensation expense	0.06	(0.01)	0.19	0.21
Non-cash foreign exchange transactions/translation loss (income)	0.08	0.03	0.17	(0.14)
Other items(1)(2)	(0.04)	0.10	0.03	0.11
Adjusted tax impact(3)	(0.02)	(0.10)	(0.34)	(0.18)
Adjusted Net Income per share(4)	$0.47	$0.53	$1.68	$2.01

Diluted shares used in Adjusted EPS calculation represent the fully dilutive shares for the three and twelve months ended December 31, 2022 and December 31, 2021, respectively.	84,764,179	92,830,899	87,075,176	98,371,142
(1)Prior period information in the table above has been reclassified to conform to current period presentation.
(2)Other items used in the Adjusted Net Income and Adjusted EPS calculation agrees to Other items in the Adjusted EBITDA calculation, less net legal and professional expenses and settlements and facility closure, consolidation, and other related costs and adjustments included above.
(3)Except as otherwise noted, adjustments to net income and net income per share are tax-effected at tax rate of 25.3% for the three and twelve months ended December 31, 2022 and December 31, 2021, respectively. Adjusted Net Income does not include a discrete tax benefit of $9.6 for the twelve months ended December 31, 2022, and discrete tax benefits of $6.1 and $5.4 for the three and twelve months ended December 31, 2021, respectively. Adjusted tax impact revised our previously reported Adjusted Net Income and Adjusted Net Income per share for the three months ended March 26, 2022, and our previously reported Adjusted Net Income and Adjusted Net Income per share for the three and nine months ended September 24, 2022.
(4)Adjusted Net Income and Adjusted Net Income per share for the three and twelve months ended December 31, 2021, and the first nine months of 2022, have been revised to conform to current period presentation and to revise the adjusted tax impact.

	Three Months Ended December 31, 2022
(amounts in millions)	North America	Europe	Australasia	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Net income (loss)	$71.7	$0.4	$7.4	$79.5	$(45.9)	$33.6
Income tax expense (benefit)(1)	2.3	4.6	4.5	11.5	(9.9)	1.6
Depreciation and amortization	18.3	8.4	4.3	31.0	3.1	34.1
Interest expense, net	0.9	0.7	0.6	2.2	20.1	22.3
Restructuring and asset related charges, net	1.8	2.1	0.5	4.4	2.0	6.4
Net (gain) loss on sale of property and equipment	(8.6)	0.3	—	(8.3)	—	(8.3)
Share-based compensation expense	1.8	0.8	0.4	3.0	2.2	5.2
Non-cash foreign exchange transaction/translation (income) loss	(0.2)	(1.2)	1.3	(0.1)	6.7	6.6
Other items(2)	(1.0)	5.4	0.4	4.8	(6.8)	(2.0)
Adjusted EBITDA	$87.0	$21.5	$19.4	$127.9	$(28.3)	$99.6
(1)Income tax expense (benefit) in Corporate and unallocated costs includes the tax impact of US Operations.
(2)Other non-recurring items not core to ongoing business activity for the year ended December 31, 2022 is primarily driven by Corporate and unallocated costs of $(4.9) in net legal and professional expenses and settlements, primarily relating to litigation, M&A evaluations, and strategic transformation initiatives, including $(10.5) of income resulting from a legal settlement, $4.4 of facility closure, consolidation, and other related costs and adjustments in our European segment, and $(2.0) relating to a credit received for overpayments of utility expenses in our North American segment.

	Three Months Ended December 31, 2021
(amounts in millions)	North America	Europe	Australasia	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Net income (loss)	$55.9	$15.4	$13.2	$84.4	$(42.3)	$42.1
Income tax expense (benefit)(1)	1.6	3.4	5.8	10.8	(5.0)	5.8
Depreciation and amortization	17.6	8.2	5.1	30.9	3.1	33.9
Interest expense, net	1.5	2.8	0.9	5.2	15.7	20.9
Restructuring and asset related charges, net	0.2	—	0.1	0.3	—	0.3
Net loss on sale of property and equipment	0.7	0.4	—	1.1	—	1.1
Share-based compensation expense	0.7	0.3	(2.0)	(1.0)	0.5	(0.5)
Non-cash foreign exchange transaction/translation (income) loss	(0.4)	(0.4)	(0.1)	(0.9)	3.5	2.5
Other items(2)	3.2	4.9	(0.2)	7.8	6.2	14.0
Adjusted EBITDA	$80.9	$34.9	$22.7	$138.5	$(18.4)	$120.1
(1)Income tax expense (benefit) in Corporate and unallocated costs includes the tax impact of US Operations.
(2)Other non-recurring items not core to ongoing business activity for the year ended December 31, 2021 is primarily driven by Corporate and unallocated costs of $2.6 in legal and professional expenses relating primarily to litigation and $3.5 related to environmental matters, as well as $4.2 in compensation and non-income taxes associated with exercises of legacy equity awards in our European segment.

	Year Ended December 31, 2022
(amounts in millions)	North America	Europe	Australasia	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Net income (loss)	$260.6	$(50.8)	$25.4	$235.1	$(189.4)	$45.7
Income tax expense(1)	7.0	3.3	12.4	22.6	10.7	33.3
Depreciation and amortization	69.4	31.1	18.6	119.2	12.6	131.8
Interest expense, net	4.0	6.2	3.1	13.3	68.7	82.1
Goodwill impairment	—	54.9	—	54.9	—	54.9
Restructuring and asset related charges, net	7.3	6.0	0.6	14.0	4.2	18.2
Net (gain) loss on sale of property and equipment	(8.4)	0.4	—	(8.1)	—	(8.1)
Share-based compensation expense	4.9	2.7	1.6	9.2	7.0	16.2
Non-cash foreign exchange transaction/translation loss	0.1	0.9	1.0	2.0	12.5	14.5
Other items(2)	7.9	19.6	2.9	30.4	3.1	33.5
Adjusted EBITDA	$352.9	$74.3	$65.6	$492.8	$(70.6)	$422.2
(1)Income tax expense (benefit) in Corporate and unallocated costs includes the tax impact of US Operations.
(2)Other non-recurring items not core to ongoing business activity for the year ended December 31, 2022 is primarily driven by $16.3 of facility closure, consolidation, and other related costs and adjustments in our European segment; as well as Corporate and unallocated costs of $8.8 in net legal and professional expenses and settlements, primarily relating to litigation, M&A evaluations, and strategic transformation initiatives, including $(10.5) of income resulting from a legal settlement, and $2.9 relating primarily to exit costs for executives.

	Year Ended December 31, 2021
(amounts in millions)	North America	Europe	Australasia	Total Operating Segments	Corporate and Unallocated Costs	Total Consolidated
Net income (loss)	$256.0	$66.6	$32.2	$354.7	$(185.9)	$168.8
Income tax expense (benefit)(1)	5.7	17.0	14.0	36.7	(1.2)	35.5
Depreciation and amortization	72.1	32.9	20.9	125.8	11.4	137.2
Interest expense, net	6.1	9.3	4.1	19.4	58.1	77.6
Restructuring and asset related charges, net	1.2	1.5	0.4	3.0	(0.1)	3.0
Net loss (gain) on sale of property and equipment	1.6	0.6	—	2.1	(0.1)	2.0
Share-based compensation expense	5.5	2.1	0.2	7.8	12.4	20.2
Non-cash foreign exchange transaction/translation (income)	(0.1)	(10.1)	(0.6)	(10.7)	(3.0)	(13.8)
Other items(2)	4.8	7.6	0.3	12.7	21.8	34.5
Adjusted EBITDA	$352.9	$127.3	$71.4	$551.6	$(86.5)	$465.1
(1)Income tax expense (benefit) in Corporate and unallocated costs includes the tax impact of US Operations.
(2)Other non-recurring items not core to ongoing business activity for the year ended December 31, 2021 is primarily driven by Corporate and unallocated costs of $17.8 in legal and professional expenses relating primarily to litigation.

	Year Ended
	December 31, 2022	December 31, 2021
Net cash provided by operating activities	$30.3	$175.7
Less capital expenditures	92.2	99.7
Free Cash Flow(1)	$(61.9)	$76.0
(1)Free Cash Flow is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Free Cash Flow, see above under the heading "Non-GAAP Financial Information".

	December 31, 2022	December 31, 2021
Total debt	$1,747.6	$1,706.3
Less cash and cash equivalents	219.4	395.6
Net Debt(1)	$1,528.2	$1,310.7
Divided by trailing twelve months Adjusted EBITDA	422.2	465.1
Net Debt Leverage(1)	3.6x	2.8x
(1)Net Debt and Net Debt Leverage is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Net Debt Leverage, see above under the heading "Non-GAAP Financial Information."

JELD-WEN Holding, Inc.
Segment Results (Unaudited)
(In millions)

	Three Months Ended
	December 31, 2022	December 31, 2021
Net revenues from external customers			% Variance
North America	$862.8	$772.7	11.7%
Europe	316.2	359.6	(12.1)%
Australasia	152.4	154.6	(1.4)%
Total Consolidated	$1,331.4	$1,286.9	3.5%
Adjusted EBITDA(1)
North America	$87.0	$80.9	7.6%
Europe	21.5	34.9	(38.5)%
Australasia	19.4	22.7	(14.5)%
Corporate and unallocated costs	(28.4)	(18.5)	53.7%
Total Consolidated	$99.6	$120.1	(17.1)%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”

	Year Ended
	December 31, 2022	December 31, 2021
Net revenues from external customers			% Variance
North America	$3,259.4	$2,829.2	15.2%
Europe	1,284.5	1,352.5	(5.0)%
Australasia	585.4	590.0	(0.8)%
Total Consolidated	$5,129.2	$4,771.7	7.5%
Adjusted EBITDA(1)
North America	$352.9	$352.9	—%
Europe	74.3	127.3	(41.6)%
Australasia	65.6	71.4	(8.2)%
Corporate and unallocated costs	(70.6)	(86.5)	(18.4)%
Total Consolidated	$422.2	$465.1	(9.2)%
(1)Adjusted EBITDA is a financial measure that is not calculated in accordance with GAAP. For a discussion of our presentation of Adjusted EBITDA, see above under the heading “Non-GAAP Financial Information.”